Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8451

www.alston.com

January 31, 2013

Mohawk Industries, Inc.

160 S. Industrial Boulevard

Calhoun, Georgia 30701

Re:	Sale of 3.850% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the “Company”), in connection with (1) the filing of the Company’s Registration Statement on Form S-3 (File No. 333-179798) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 29, 2012 for the purpose of registering under the Securities Act the Company’s debt securities, preferred stock, common stock, warrants, purchase contracts and units to be offered from time to time by the Company on terms to be determined at the time of the offering, and (2) the issuance by the Company of its 3.850% Senior Notes due 2023 (the “Notes”) as described in the Company’s Prospectus dated February 29, 2012 (the “Prospectus”), which is a part of the Registration Statement, and the Prospectus Supplement dated January 28, 2013 (the “Prospectus Supplement”). The Notes will be issued under an indenture dated as of January 31, 2013, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of January 31, 2013 by and between the Company and the Trustee (together, the “Indenture”). The Notes will be sold pursuant to an Underwriting Agreement dated January 28, 2013 between the Company and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as the representatives of the underwriters named therein. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company and records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion, the Registration Statement, the Prospectus, the Prospectus Supplement, the Indenture and the form of Note. We also have examined such other relevant documents, and have made such other examinations of matters of law and of fact, as we have considered appropriate or advisable for purposes of this

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January 31, 2013

opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. As to questions of fact material to this opinion, we have relied upon the statements as to factual matters contained in the above-referenced documents and statements of officers of the Company, and we have made no independent investigation with regard thereto.

To the extent that the obligations of the Company under the Indenture may depend upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, with respect to any actions the Trustee may take under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Our opinion set forth below is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness, and (iv) unconscionability. Further, requirements in the Indenture and the Notes specifying that provisions thereof may only be waived in writing may not be valid, binding and enforceable to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution. The opinion is also limited to the laws of the State of Georgia and the State of New York as it relates to the enforceability of documents, agreements and instruments referred to herein. We do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion is delivered to the Company solely for its use in connection with the issuance and sale of the Notes, may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose, and may not be disclosed, quoted, filed with a governmental agency other than the Commission or otherwise referred to without our prior written consent. No opinion may be implied or inferred beyond the

January 31, 2013

opinion expressly stated in the immediately following paragraph. Our opinion expressed herein is as of the date hereof, and we hereby expressly disclaim any obligation to supplement this opinion for any changes that may occur after the date hereof with respect to any matters of fact or law addressed herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that upon execution and delivery of the Indenture, the First Supplemental Indenture by the Company and the Trustee, due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will constitute legally binding obligations of the Company.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated January 31, 2013 and to the incorporation by reference of this opinion letter in the Registration Statement and to the use of our name under the headings “Validity of the Securities” and “Legal Matters” in the Prospectus and Prospectus Supplement, respectively. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

January 31, 2013

ALSTON & BIRD LLP

By:	/s/ R. David Patton
R. David Patton, a Partner